Exhibit 10.20

October 14, 2005

Stellar Biotechnologies, Inc.
417 E. Port Hueneme Road
Port Hueneme, CA 93041

SUBJECT:	LETTER AGREEMENT/LEASE AMENDMENT 1 WITH RESPECT TO EXTENSION OF LEASE TERM AND ESTABLISHMENT OF NEW BASE RENT FOR UNITS #4 AND #5 AND ESTABLISHMENT OF NEW COMMENCEMENT DATE FOR UNIT #7 OF THE PORT HUENEME AQUACUL TUIRE CENTER

Gentlemen:

In accordance with Paragraph 58 of the Addendum to that certain Sublease, dated October 2, 2000, by and between Stellar Biotechnologies, Inc. ("Stellar'') and the Port Hueneme Surplus Property Authority ("SPA") for Units #3, #4, and

#5 , Stellar has notified the SPA of its desire to exercise its option with respect to Units #4 and #5 for five-years and the SPA has accepted pursuant to SPA Resolution No. 30 (attached). Stellar's Sublease of Unit #3 terminated of its own accord on October 2, 2005 .

Paragraph 58 of the Sublease Addendum obliges the Parties to agree with respect to the current Market Rental Rate for option periods, which on the basis of all recent leasing activity at the Port Hueneme Aquaculture Center is currently

$0.15 per square foot of land per month with subsequent annual cost of living ("CPI") increases for years 4 through 5.

Accordingly, Paragraph 60 of the Addendum is hereby amended and replaced by the following revision:

60. Establishment of Base Rent During the First Five-Year Option Period. Commencing October 1, 2005 and continuing through September 30, 2006 , Lessee's Base Rent shall be increased to $4,454.85/month for Units #4 and #5. This rental rate takes into account the previously agreed to concept that 1,000 square feet of Unit #4 is associated with the pump house, and Stellar is not required to pay rent on that common area. On October 1, 2006 the Base Rent shall be adjusted (but not reduced) for increases, if any, in the CPI index (for Ventura County, if available; otherwise for the Los Angeles/Long Beach metropolitan area), which occurred during the preceding twelve (12) month period. A similar adjustment shall be made on each October 1st thereafter for the remaining term of the option period ending in 2010.

250 North Ventura Road • Port Hueneme, California 93041 • Phone (805) 986-6500

With respect to Unit #7, the "Commencement Date" set forth in Paragraph 60 of the Addendum to that certain additional Sublease, dated August 1, 2005, by and between Stellar and the SPA is hereby changed from August 1, 2005 to October 1, 2005 to reflect the delay in occupancy by Stellar due to required tenant improvement work.

All other terms, conditions and provisions of both Subleases shall remain in full force and effect.

Please indicate Stellar's concurrence with these Sublease Amendments by executing and dating this letter below and returning same to this office.

Sincerely, /s/ Robert Hunt Robert L. Hunt SPA Manager

The foregoing Amendments to the two Subleases as described above are agreed to this 31st day of October, 2005.

/s/ Frank R. Oakes

Frank R. Oakes

Chairman, STELLAR BIOTECHNOLOGIES, INC